Exhibit 99.2
Final Transcript
Conference Call Transcript
BLI — Q1 2006 Big Lots, Inc. Earnings Conference Call
Event Date/Time: May. 25. 2006 / 8:00AM ET

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CORPORATE PARTICIPANTS
  Tim Johnson
  Big Lots, Inc. — VP Strategic Planning & Investor Relations
  Steve Fishman
  Big Lots, Inc. — Chairman & CEO
  Joe Cooper
  Big Lots, Inc. — SVP & CFO
CONFERENCE CALL PARTICIPANTS
  Jeff Stein
  Keybanc Capital Markets — Analyst
  John Zolidis
  Buckingham Research Group — Analyst
  Dustin Thomas
  Smith Barney Citigroup — Analyst
  Mitch Kaiser
  Piper Jaffray — Analyst
  Ron Bookbinder
  Stearne, Agee & Leach — Analyst
  PRESENTATION

Operator
  Ladies and gentlemen, welcome to the BIG LOTS first-quarter 2006 teleconference.
During this session, all lines will be muted until the question-and-answer portion of the call. (OPERATOR INSTRUCTIONS).
At this time I would like to introduce today’s first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

  Tim Johnson — Big Lots, Inc. — VP Strategic Planning & Investor Relations
  Thanks, Marie, and thank you, everyone, for joining us for our first quarter conference call. With me here in Columbus today is Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President and General Counsel.
Before we get started, I’d like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provision as stated in our press release and SEC filings and that actual results can differ materially from those described in our forward-looking statements.
We appreciate you joining us a little earlier than normal this morning. As many of you may be aware, our annual meeting of shareholders is scheduled to begin at 9 AM. We’ll do our best and keep our comments brief and allow sufficient time for Q&A.
Just to set the agenda for this morning, first, Steve will share with you his thoughts about how we are progressing on our WIN strategy and add some commentary on the first quarter. Then Joe is going to cover with you our financial results for the first quarter and talk about our outlook for the second quarter and full year.
With that, I will turn it over to Steve.

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  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  Good morning, everybody.
Before Joe walks you through the financial results and our updated guidance, I want to share with you how we are progressing with our WIN strategy and also provide some of my own thoughts around our performance. For the last three quarters, our business has remained focused on WIN, “What’s Important Now”, a tactical strategy to improve our business results through three key components — real estate, SG&A, and merchandising. I believe that we’re starting to see the benefits of our hard work as it begins to positively impact the results of our business. Let me explain what I mean by that.
First, real estate — Last year, we closed underperforming stores in order to focus our efforts and our inventory in the stores that make us the most money and optimize our assets. So we have a more productive store base with a more focused store operations team. Our real estate team has remained true to this strategy, and we are focused on the markets where we are winning. We’ll only be renewing leases that meet our return requirements. In fact, Joe will update you later with all of the details, but we expect to end up closing more stores this year than originally planned. If we don’t get the lease terms to enable the store to reach our return hurdle, we will close the store and walk away. It’s just that simple. So, the real estate process has been simplified, and it’s focused.
The second component of WIN is the operating expenses. If you look at the first quarter, you can clearly see that we are making some progress on the SG&A of the business. The organization has embraced the cost reductions taken late last year and we’re clearly focused on becoming a selling organization. Our in-store inventory levels remain controlled, which allow our store managers to run a more efficient store. Our distribution center inventories are below last year, which is driving higher productivity. Our merchants are beginning to think differently and work with our vendors to deliver more store-ready merchandise, which coupled with our “raise the ring” strategy is resulting in fewer cartons processed through our distribution centers and our stores. I can tell you that I’ve been in 20 or 25 stores in the last few weeks, and in my opinion, our inventory levels today look to be about right and our stores look good. The back stock rooms are easy to handle, and our associates are focusing on servicing the customer.
While I’m pleased with our first quarter on the SG&A side, we are aggressively pursuing saving opportunities and efficiencies in our business, and we’re not just thinking of it in terms of this month or this quarter. To make meaningful improvement, we need to take a look at some of our larger cost centers like stores, distribution and transportation, insurance, advertising, and clearly rent will get the attention it deserves through the real estate strategy. The point I want a drive home here is that we’re working on this now with the expectation that savings will come in future quarters or years. Bringing the cost structure down to a more productive level or a rate that meaningfully improves the operating profit of the business is the ultimate goal. This is going to take some time to do it the right way without jeopardizing the top line, but we’re moving forward as quickly as possible. For instance, our advertising testing started earlier this month with the goal of generating leverage, either through higher sales or lower costs. Our merchandise flow-through study is underway, which could help lower costs and improve inventory turnover. Starting in the fall, we will pilot new store register systems in approximately 30 or so stores, which will allow for better information flow, improved customer service, and potentially some level of efficiency in our stores. We’ve mentioned all three of these projects before, so I won’t go into detail, but I wanted to let you know that we’re serious about lowering the cost structure.
So, the real estate and the SG&A are progressing, but at the end of the day, we are a retailer and the path to becoming a great business has to come from merchandising. I believe we’re making progress towards executing our merchandising strategy.
We took a significant amount of markdowns in the fourth quarter of last year to lower inventory levels and address slower-selling items and categories. As a result, we came into this year with clean inventories, and we’ve bought to our need and controlled inventory throughout the first quarter. The result was record inventory turn, more efficient stores, and high levels of cash generation. Overall, I’m pleased with how we have managed our business and inventory in the first quarter, and we are appropriately positioned to be successful in the second quarter.
At the category level, we’re starting to see some of the strategies become more noticeable in our stores, including more top brands, more of a closeout feel throughout both merchandising and marketing, along with early signs of engineered closeouts and an increased amount of refurbished goods in the hardlines area.
From a category perspective, some businesses are further along than others. First, consumables, which is about 30% of the business, had a very good quarter as comps were up in the high single digits and both gross margin dollars and inventory turnover were above plan. We are executing

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with more top brands, particularly in food and HBC, and starting to introduce some branded engineered closeouts as well. The team is effectively managing their inventory and remains very liquid with open-to-buy dollars to chase business in branded, closeout product.
Hardlines had another good quarter with comps up in the low double digits and both gross margin dollars and inventory turnover were also above plan. Hardlines is a good example of executing the strategy. We’ve branded closeouts, but when we can’t find a branded closeout, we work with our vendors to engineer one. Then we supplement all of that with refurbished goods that are also branded and represent value to the customer.
Our home business performed well for the quarter, particularly in the furniture area. With the first quarter and “tax time” representing the biggest quarter of the year for furniture, we executed our strategy and comps were up approximately 10%. This is the third quarter in a row that comps have increased double digits, and we continue to believe that this area has upside in our business. We are the dominant player in the entry price point furniture business, and we’re looking for more opportunities to grow this business outside of “tax time”, or more specifically in Q2 and Q3.
Next, although it’s a very small part of our store, we also had some success in denim in the first quarter. During the quarter, we featured two top brands of basic denim. These brands were featured in our ad circulars at prices at least 50% off the competition. This success has confirmed for us the developing and engineered closeout in denim or maybe basic shorts or pants could also be a successful strategy for certain key events or selling periods during the year.
From a merchandising perspective, the only real disappointment during the quarter came in seasonal, particularly lawn and garden, which seemed to be challenging for a number of retailers during the quarter. Although we believe the weather in the West worked against us here, I believe that our seasonal strategy needs some work and needs to be further differentiated from what is out there in the marketplace. Recently, we’ve added some merchant talent in this area and I believe that our assortment for holiday will be much more BIG LOTS-ized or more differentiated than what you see in our stores today. In the first quarter of next year, we will take it even further.
I’ve consistently said that we would start working on the marketing strategy when the merchandising strategy was more solidified. With that being said, we’ve taken some initial steps to create a much more impactful marketing program. Our ad circulars have a new, cleaner look that better communicates value. Better look, coupled with more impactful items from a merchandising perspective standpoint, led to higher sales and sell-through of advertised specials in the first quarter. Ad goods sold in the first quarter were up almost 20% on a per-store basis. Also during the quarter, we launched a new TV campaign using real customers who shop our store. The message of the commercial clearly communicates that we are in the brand name closeout business. I’m very pleased with our marketing program and its impact on the first quarter results.
Before I turn it over to Joe, I want to say that a tremendous amount of work has been completed over the past three quarters, and we’re thinking differently and proactively managing our business. After several quarters of disappointments in 2004 and 2005, it’s very important to the organization to begin to consistently deliver results to our customers and our shareholders. For fiscal 2006, we told you we wanted to deliver consistent topline growth and expand the operating margin through leveraging SG&A. We set goals to improve our inventory turnover and generate substantial amounts of cash. For the first quarter, we delivered all of these objectives.
Joe

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  Thanks, Steve. Good morning, everyone.
As you can see from our earnings release this morning, our results include both continuing and discontinued operations. Discontinued operations reflect the 130 stores closed in January 2006, as described in our Form 10-K, as well as any changes to our KB reserves. For the first quarter of fiscal 2006, the $1.3 million pre-tax loss from discontinued operations primarily relates to the 130 stores closed at the end of fiscal year 2005. In fiscal year 2006, year-to-date, these stores continue to incur exit-related costs to clean up and move out of properties, and some of these stores are leased properties with extended terms which continue to incur costs, such as utilities and security, until the lease contract can be terminated. My remaining commentary this morning will be focused on continuing operations.
For the first quarter of fiscal 2006, we reported income from continuing operations of $14.5 million or $0.13 per diluted share, compared to income from continuing operations of $7.3 million or $0.06 per diluted share a year ago. This was ahead of our original guidance of $0.04 to $0.07 and exceeded Thomson Financial/First Call’s consensus estimate of $0.05. Sales and comps were in line with our expectations while lower SG&A, lower interest, and a favorable income tax settlement drove better than expected EPS for the quarter.

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For the quarter, comparable store sales increased 2.5%, driven by continued strength in the value of the average basket. Specifically, both units sold per transaction and average item retail increased in the first quarter. This is the fourth quarter in a row that both units sold and average item retail were up, and we believe this is a healthy trend and reinforces that “raise the ring” is the right strategy for the business in the near-term.
As Steve has mentioned on a number of occasions, our buyers are focused on gross margin dollars because dollars are what we take to the bank. For the first quarter, we drove higher gross margin dollars per store this year than last year, despite a slight rate decline. Our gross margin rate for the quarter was 40.2%, down 60 basis points to last year with the principle reasons for the decline centered on, number one, the impact that high fuel costs continue to have on our inbound freight costs; also, the merchandise mix shift towards lower-margin consumables and hardlines merchandise, as well as, a slightly higher margin rate this year compared to last year.
To just add a little color here on the components, as everyone is aware, fuel costs increased throughout the year last year, and even in Q1 this year costs were higher than last year. This has had a negative impact on inbound freight and ultimately our cost of goods sold. Second, the merchandise mix shift reflects where customer demand is currently. It is not a strategic shift by the business but rather where the customer voted with their dollars. Finally, a slightly higher markdown rate in Q1 is the direct result of our stated strategy to take markdowns more consistently throughout the year to drive turn and be timely on identifying slower-moving items and classifications of merchandise.
As Steve mentioned earlier, we were very pleased with the SG&A performance during the first quarter. The SG&A rate of 38.2% was 140 basis points better than last year on a 2.5% comp. The leverage for the quarter was a combination of operational improvements or efficiencies in our stores, general office and DCs, benefits of the previously discussed WIN-related headcount reduction, principally in the general office and in field management, and timing differences or nonrecurring favorable items.
From an operational standpoint, our stores’ teams did an excellent job managing payroll, and we are running much more efficient stores today as a result of lower in-store inventory levels. Additionally, the merchants are positively impacting the operations of our stores and distribution centers through improved inventory flow and our “raise the ring” strategy, which has led to a reduction in the number of cartons processed and as a result, the handling costs necessary to drive the top line. We would expect that these benefits, along with the savings associated with the WIN strategy related to headcount reduction, will continue to drive leverage throughout the rest of this year.
Also on SG&A, there were two benefits that were isolated for the quarter. First, a portion of our advertising spend has been moved from the first quarter to the second quarter to support our testing initiatives. Second, we are the beneficiary of a favorable sales and use tax settlement in the first quarter, which is more one-time in nature. The total of these two items was approximately 3 to $4 million or about $0.02 per share benefit in the first quarter.
Net interest income was $0.3 million for the quarter compared to net interest expense of $1.1 million last year. Higher earnings, reduced CapEx, and improved inventory turnover drove up the average invested cash balance throughout the quarter. The effective income tax rate for the quarter was 32.8%, as our expected rate was favorably impacted by settlement activity. Similar to the SG&A benefits I mentioned earlier, this tax benefit was isolated to the first quarter and provided an additional $0.01 of earnings in Q1.
Turning to the balance sheet, we ended the quarter with total inventory of $806 million, down $91 million or 10% to last year, due to a lower store count and also lower per-store inventory levels in the current fleet of 1,401 stores. As Steve mentioned, inventory turn was a record for the first quarter. Inventory levels are down to last year in stores and in our distribution centers. This is good not only for inventory turn and cash purposes but as I mentioned earlier, it also helps the organization run a more efficient SG&A base.
We generated $104 million of cash flow in the first quarter, versus $60 million last year. In order to provide comparative cash flow measurement and exclude the impact of our current share repurchase program, cash flow reflects cash generated by operations less cash used for investing activities. The $104 million was a record first quarter performance and the entire organization contributed to the success in the form of higher inventory turnover, higher pre-tax profits, and lower capital spending. Another benefit or driver of cash flow for the quarter was AP, or Accounts Payable, leverage, which increased to 22.9% of inventory, up from 20.5% of inventory last year, as our merchants are challenging their vendor terms.
Capital expenditures were $6.0 million for the quarter, down $9.3 million to the first quarter of last year. The decreased level of capital spending is primarily due to fewer new store openings this year and additionally, last year’s CapEx included capital related to the completion of the re-engineering of our Columbus DC. Depreciation expense for the first quarter was $24.7 million, down $1.2 million compared to last year.
During the first quarter, we opened 5 new stores and closed 5 stores, ending the quarter with 1,401 stores. At the end of the first quarter, total selling square footage was 29.9 million.

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As we discussed in our last conference call, in February of 2006, the Company’s Board of Directors authorized the repurchase of up to $150 million of the Company’s common shares. Since the approval in late February, the Company purchased 2,345,400 shares at a total cost of $31.1 million.
Moving onto guidance, today, we put out our initial guidance for the second quarter of fiscal 2006. Our guidance calls for a 1% to 4% comparable store sales increase with net sales estimated to be in the range of $1,015 million to $1,045 million. As Steve mentioned earlier, we believe that our merchandising execution will continue to improve in the second quarter, but we also remain cautious about seasonal merchandise and what it could mean for sales and also markdowns. Our guidance assumes that the operating income rate as a percentage of sales will improve compared to the prior year. Expense leverage is expected to be partially offset by a decline in the gross margin rate as we continue to take markdowns consistently throughout the year. Based on these assumptions, the Company estimates a loss from continuing operations of $0.07 to $0.10 per share, compared to a loss from continuing operations of $0.11 per share for the second quarter of fiscal 2005.
Based on the strength of the first quarter operating results, we raised guidance for the full year related to earnings, inventory turnover, and cash flow. Earnings from continuing operations are now expected to be in the range of $0.44 to $0.49 per diluted share, an increase from prior guidance which called for earnings from continuing operations of $0.38 to $0.43 per diluted share. This guidance compares favorably to last year, when 2005 earnings from continuing operations were $0.14 per diluted share. For the year, we continue to forecast improvement in the gross margin rate, which will come back in the back half of the year, principally in the form of lower markdowns as a percent of sales. Our SG&A rate is expected to be below last year and based on the strength of the first quarter, we believe that the comp needed to leverage SG&A for the year is now slightly below 2%. For fiscal 2006, inventory turnover is now anticipated to be in the range of 3.1 to 3.2, up from prior guidance of 3.1. Given the increase in annual earnings and inventory turnover guidance, the Company increased its fiscal 2006 cash flow guidance to $140 million from its prior guidance of $120 million. All cash flow estimates exclude the impact of any share repurchase activity.
One last piece of guidance and then we will open it up for your questions. From a real estate perspective, we continue to move forward very strategically. We are focused on opening stores in our strongest markets and also taking a more aggressive approach on lease renewals, renewing leases where the cost structure allows us to drive an acceptable rate of return. Based on our current new store schedule, it is likely that will open approximately 10 new stores in 2006. Also, we now believe that we will close approximately 50 stores based on where we are in the renewal process today. So we are now forecasting a net reduction of approximately 40 stores for the year, versus our original guidance of a net reduction of 25 stores.

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  Thanks, Joe. Marie, we’d like to go ahead and open up the line for questions at this time.
  QUESTION AND ANSWER

Operator
  (OPERATOR INSTRUCTIONS). Jeff Stein, Keybanc Capital Markets.

  Jeff Stein — Keybanc Capital Markets — Analyst
  Good morning. Joe, first a question for you regarding SG&A. Originally, you indicated you need a 2% increase in comps and clearly you’ve done better than that. Even if you adjust for that $3 to $4 million expense shift, it seems that you still had considerably higher leverage at the 2.5% comp than you had anticipated. I was wondering where it came from and I presume it’s sustainable. Maybe you could talk about some of the areas where your cost reductions were higher than planned.

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  What was the last part of your question, Jeff?

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  Jeff Stein — Keybanc Capital Markets — Analyst
  Where the delta was, where your expense reductions exceeded plan.

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  Principally, in store payroll and also in distribution and transportation, we were very pleased with, as we exceeded — as we drove through the quarter, we believe that our store associates were definitely able to hold the line on store payroll and run a very efficient store, principally, as we said, due to flow of inventory. You know, it’s amazing what a clean backroom will do to the efficiency of how a store operates. And also in the DCs, the DC inventory levels are down, which certainly helps them run a more efficient ship. So, we are pleased from that standpoint in stores and DCs.

  Jeff Stein — Keybanc Capital Markets — Analyst
  So with your expenses — your SG&A expenses up roughly just over 1% in the first quarter and I presume that that type of increase year-over-year is sustainable over the balance of the year.

  Tim Johnson — Big Lots, Inc. — VP Strategic Planning & Investor Relations
  Jeff, this is Tim. In terms of being sustainable, what we feel comfortable with is the operational piece that Joe mentioned, the stores and the distribution centers if you look at the growth rate year-over-year and discount for the timing items that we mentioned, the $3 to $4 million..

  Jeff Stein — Keybanc Capital Markets — Analyst
  Right.

  Tim Johnson — Big Lots, Inc. — VP Strategic Planning & Investor Relations
  That’s really what we are focused on as leverage, particularly in the second quarter. We obviously haven’t given guidance on third and fourth quarter, but in the near term, in the second quarter, we see the operational leverage, if you will, as something that we feel comfortable we can continue.

  Jeff Stein — Keybanc Capital Markets — Analyst
  Okay. Finally, what kind of tax rate should we expect for the balance of the year?

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  Yes, 36% to 40%, which obviously — that’s the original guidance. Based on the first quarter with that state tax settlement, wherever you were within that range, they are down.

  Jeff Stein — Keybanc Capital Markets — Analyst
  That’s a pretty broad range. I mean, are there additional tax settlement possibilities out there?

  Joe Cooper — Big Lots, Inc. — SVP & CFO

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  Not to that extent. That was a particular state settlement that occurred. As you know, whenever settlements occur, they are recognized in the quarter that they are realized. But we do not anticipate settlement. We set up the reserves according to how we think they will come out.

  Jeff Stein — Keybanc Capital Markets — Analyst
  So the rate you’re planning to accrue for the balance of the year, what should we be using? Again, 36% to 40% is a pretty broad range. What number are you going to be using?

  Tim Johnson — Big Lots, Inc. — VP Strategic Planning & Investor Relations
  We can’t necessarily speak to what number we are going to be using, but the 36% to 40% is our original guidance and as Joe said, it does take into account things like where the earnings come from, you know, what states or what jurisdictions, what if any kind of activities will happen on the settlement side, what, if any, kind of activities could happen on the recognition of the work opportunities tax credit, which is still a moving target. So there are several moving targets within the tax line that, at the level of earnings that we are at today, obviously can cause a wider range than what you might be used to.

Operator
  John Zolidis, Buckingham Research Group.

  John Zolidis — Buckingham Research Group — Analyst
  Good morning. Obviously, first quarter results are better than some of the expectations you had provided for us at the beginning of the year. I guess two questions that I’m interested in hearing your answer to. One, free cash flow this year, obviously you’re getting a big benefit from having lower capital expenditures than what you’ve had in the past. I wonder if you could comment on what you think the sustainable free cash flow this business can generate is, what kind of magnitude or range you could give for that.
Second, on the gross margin, I’m a little curious about why we had more markdowns in Q1, given the clean state of inventories heading into the quarter. I guess you’re saying also to expect more markdowns in Q2. What can be done, aside from gas prices going down, to get the gross margin going in the other direction?

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  It’s Joe. I will take the free cash flow question. John, we don’t have a long-term model on the street right now we can talk to this year, but clearly, as we’ve said, we are very focused on continuing to improve inventory turnover, continuing to improve on how we manage cash within the business, and obviously continuing to improve the earnings of the business. So, all of the components that are helping free cash flow this year will continue to be focuses of this business. I think that’s as complete an answer as I can provide at this time.
Do you want to take the markdowns?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  Yes. I mean, the markdown issue is an issue that we’ve talked about before. We are focused on gross margin dollars; we’re not focused on gross margin percent. The answer is we will continue to take markdowns as we need to take them. We are in the closeout business, and we need to be as fluid as we can possibly be. Some of the buys that we make are great buys, and they move out and move out very quickly. Some of them don’t move as quickly as I’d like to see them moving. Instead of sitting on them, I like to move the goods out. I want to be as fluid as we can possibly be, and that’s the approach we’re going to be taking to this business as long as I’m running it, now and going forward, and I’ve said that in the last three quarters and I will continue to say that.
Now, on the other hand, by the end of the year, the gross margin will continue to increase, particularly as we get into the third and fourth quarter of the year, because we will be up against numbers where we don’t feel we’re going to be having to take those kinds of markdowns. But if we

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have to take more markdowns in the second quarter versus last year because I want to continue to be fluid and we need to move inventory out that for one reason or another is not going to get better, it’s going to only get worse, we are going to continue to do that. So I guess that’s the best answer I can give your right now, and it’s very consistent with what we’ve said the last three quarters and what we will continue to say as long as we run the business. We are focused on gross margin dollars.

  John Zolidis — Buckingham Research Group — Analyst
  Thanks for that answer on the markdowns. If I can just have one follow-up question on the free cash flow? I guess all of those things you mentioned affect the operating cash flow line, but what my concern is is that the capital expenditure line has to go up. So while operating cash flow may improve or continue to improve going forward, that’s going to be eaten up by additional spending required to I guess grow the business in the future. So I was wondering if you could talk about what the CapEx guidance is again for this year, what the components of that guidance is, and then what you think CapEx is going to have to be in the future in order to grow the business.

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  We can answer the first part, and we will be consistent on the second part. Yes, this year the CapEx is principally maintenance cap. If you look at the CapEx of close to a little under $50 million for the year, about $10 million of that is for stores and the balance is maintenance cap related to stores, DCs, and central office. Going forward, we would expect the component of that to go up would obviously be the new store piece of that. We are also looking at a new POS system, which we’ve talked about.
But remember, when we were adding significantly more stores, the new store CapEx was still $25 to $30 million. So when we are generating $140 million of free cash flow, it would be our long-term goal to certainly be able to fund that out of operating cash and also still have a healthy free cash flow to the business.

  John Zolidis — Buckingham Research Group — Analyst
  Okay. Then just to clarify again, in the press release, the cash flow number that you’re giving out, that is an operating cash flow number before CapEx or after CapEx?

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  It’s after CapEx but it’s before the share repurchase.

  John Zolidis — Buckingham Research Group — Analyst
  Great. Thanks and good luck.

Operator
  [Dustin] Thomas, Citigroup.

  Dustin Thomas — Smith Barney Citigroup — Analyst
  You had mentioned a timing shift on the SG&A. I wanted to ask what that related to, and is it specifically around the advertising spend? If so, what was that amount?

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  There were two components there, Dustin. What we spoke to was first a timing shift in advertising, as we are testing, it actually will take place predominantly in the second and third quarter, so we’ve got a shift in dollars year-over-year. Then we also had what we characterized as a one-

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time settlement on a state sales and use tax issue. The combination of those two things gave us a first-quarter benefit of about $3 to $4 million on the SG&A line. That’s what we were speaking to.

  Dustin Thomas — Smith Barney Citigroup — Analyst
  Okay, thank you.

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  Just to clarify it, since I know you guys want to model this out, about $2 million of that was the advertising, just to make it easier for you.

  Dustin Thomas — Smith Barney Citigroup — Analyst
  Thank you. On the gross margin, that’s something you commented a little bit on the consumables mix. We’ve seen this before with some others in your space, where the consumables can add a lift for awhile but, over time, it’s a very competitive space and it doesn’t have the gross margin; it can boost the traffic for awhile. Maybe you could talk about what’s happening with your consumables.

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  Well, I’m not sure exactly. Let me answer you in the way that I think I should. The consumables business is around 30% of our total business. One of the reasons we made the comment on it is because the consumables business had gotten a little weaker in previous quarters than it had been performing, and I think there was some thought process out there that maybe we weren’t interested in the consumables business. But we’re very interested in the consumables business, and it’s a higher percent to total. I don’t know, long-term, that it will grow at as fast a rate as some of the other initiatives that we have going, but you know, we still like the business; we like it a lot. Now, we approach it slightly different since we are in the closeout business. We have more margin pressure to the total Company because consumables is a lower margin. But probably our margins, on an overall basis, are higher in the way we run the closeout business than another general merchandise retailer out there who is in the consumables business. So we like the business; we like it a lot.
As we continue to grow the closeout parts of the business, we continue to take advantage of and will always take advantage of what’s available to us. I think it’s going to be very difficult for us to pinpoint and say we’re specifically going to only grow certain businesses at certain times and not grow them. If we’ve got closeouts available to us in certain categories, we will always take advantage of them. That could shift the margin of this company slightly one way or another. Next year, at this time, I might tell you that I don’t have consumable closeouts because Nabisco didn’t have something, Procter & Gamble didn’t have something the way that we had it this year or the way that we had it the year before. So we take advantage in the closeout business of all the closeouts that are available to us on a timely basis.
One of the things that I mentioned before that we’re trying to shift the business to is going after this approach of engineered closeouts, which in turn will help us to eventually create more stability to the business. If a closeout is not available, maybe we have an agreed-upon closeout or an engineered closeout with the manufacturer to make up for the volume that we may lose the following year because they don’t have enough closeout product, they’re not changing a label, they didn’t overrun a product for one reason or another. But our customer base reacts quite well to our closeouts in consumables, both in the health and beauty aids end of the business and particularly in the food business. In fact, the higher the income levels we have in the economic surroundings of our stores, the more business we do in those categories. I think, economically, if you are advantaged, you have the ability to try things that you don’t want to try if you don’t have the money to do so. So we like that business; we will continue to grow that business. As a margin percent, it’s not quite as high as our overall, average margin of our company’s business, but it is still a very good business.

  Dustin Thomas — Smith Barney Citigroup — Analyst
  Okay, thank you.

Operator

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Final Transcript
  (OPERATOR INSTRUCTIONS). Mitch Kaiser, Piper Jaffray.

  Mitch Kaiser — Piper Jaffray — Analyst
  I was wondering. First of all, Joe, on the store closures, would you expect any charges associated with that? With those?

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  Nothing out of the ordinary. Those are all stores that the leases are terminating this year.

  Mitch Kaiser — Piper Jaffray — Analyst
  Oh, they are, okay.

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  Yes, we have about 200 to 300 leases that come up every year. We make an estimate at the beginning of the year of how many of those stores we can renew and make sure that we reach the hurdle. There are some stores that we’re not able to do that incrementally to our original estimate, but they are terminating this year in the ordinary course of business, so there’s no incremental costs.

  Mitch Kaiser — Piper Jaffray — Analyst
  Okay, I understand that. Then I guess Steve made the comment on gross margin, as we head into the third and fourth quarters, that we’d expect some moderation and maybe not the decline. Could we assume that gross margins might actually be up in the last couple of quarters then?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  Yes, yes. That’s principally related to the markdown favorability because, as you may recall, we had some pretty significant markdowns in the back half of last year.

  Mitch Kaiser — Piper Jaffray — Analyst
  Right, right, okay, understood. Then also, if we ex out the $0.03 that I think you identified, where was the biggest upside relative to your numbers?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  It came in all areas. Our gross margin dollars were up, and we’re very pleased with that, and the leverage of the SG&A — our efficiencies, both in our distribution centers and our stores, were exemplary. I mean, they performed extremely well. As we continue to work on raising the ring, the average carton of retail value is higher. Our distribution center is touching the same amount or fewer cartons but a higher value, so we’re getting great efficiencies there. As we continue to work through our merchandising organization as store-ready type goods, there’s just huge efficiencies coming out of the stores because they don’t have to handle the goods as often as they handled them in the past, simple things like pre-ticketing of goods, so that the stores don’t have to handle hours and payroll of ticketing goods, efficiencies like that, just things like that. It’s going to continue and it should get — we would like it to continue into the second, third and fourth quarter. We don’t see any reason for it to change.

  Mitch Kaiser — Piper Jaffray — Analyst
  Okay. Then if I look at SG&A on a per-store basis, as I calculate it, it’s up about 9% on a per-store basis. So if you just take SG&A dollars divided by the average stores in the quarter, do you think that there’s more opportunities there to take that number down as we go forward? I

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recognize that fuel costs are going to be working probably against you, at least in the second quarter, and we will see about the third and fourth, but I wonder if you could just comment on that.

  Tim Johnson — Big Lots, Inc. — VP Strategic Planning & Investor Relations
  Mitch, I think, on the SG&A side, I guess I would look at the SG&A dollars per store that you’re talking, again, because it would not be up 9% per store.

  Mitch Kaiser — Piper Jaffray — Analyst
  Well, if I take last year’s numbers and at — you’re at $417 million this year in SG&A. Last year, you were at $413, and I divide it by the number of average stores. Remember, you had a lot more stores last year than you did this year.

  Tim Johnson — Big Lots, Inc. — VP Strategic Planning & Investor Relations
  You’ve got to remember, you’ve got to look at it on a continuing-operations basis, Mitch. The numbers that we have out there for this quarter and last quarter are both continuing ops. So you’ve got to adjust your store count accordingly. We had about 1,401 stores throughout the whole quarter this year. Last year, at the end of the first quarter, we had about 1,519 stores, but you’ve got to back off the 130 stores that we’re classifying as DO. So I think, when you do that, you will probably get a different answer.

  Mitch Kaiser — Piper Jaffray — Analyst
  Got you. Okay, thank you.

Operator
  Jeff Stein, Keybanc Capital Markets.

  Jeff Stein — Keybanc Capital Markets — Analyst
  Joe, just a couple of things — first of all, expensing of stock options, can you tell us how that affected SG&A in the quarter?

  Joe Cooper — Big Lots, Inc. — SVP & CFO
  Yes, about $0.5 million, which is less than $0.01 less than $0.005.

  Jeff Stein — Keybanc Capital Markets — Analyst
  Okay. A question for Steve with regard to closeouts — can you talk a little bit more, Steve, in terms of the goal seems to be to try to raise the closeout mix by about 5 points. I’m not quite sure what the original timeline was on that. But can you tell us, first quarter this year versus last, how much more true brand-name closeout inventory you have in the store, relative to the prior year?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  Jeff, the 50% to 55% is I think what you are remembering; that’s a goal from last year as we started the year. We’ve not quantified or put out a number for this year to communicate where are we today on what percent of our business is closeout. But we do not have that information that we’re going to provide today. But clearly, it’s a focus and you know, I think we all feel comfortable that if you look at our store this year compared to last year, we have more closeouts available in the stores and hopefully that the customer agrees with which is what we saw in the first quarter.

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Final Transcript

  Jeff Stein — Keybanc Capital Markets — Analyst
  Can you talk at all about the differential in gross margin between your traditional closeouts and what you’re seeing so far on engineered closeouts?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  They are very consistent, Jeff. I mean, there’s no significant difference between an engineered closeout and a regular closeout. We’ve got closeouts that we make additional margin over plan on and we’ve got closeouts that we think we make a deal on because it’s right for customers at the time and we think we can get a quick turnover on it or less. But there’s no significant difference in an engineered closeout margin and a branded closeout margin.

  Jeff Stein — Keybanc Capital Markets — Analyst
  Okay. One last question — you mentioned, Steve, that your comps in furniture were up about 10%. I’m wondering, away from kind of big-ticket home, how your soft home and smaller ticket home category performed during the quarter.

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  Most of them were pretty good. Particularly the domestics business continues to ride good. I think I had mentioned that before; I just didn’t pick on it this quarter. Linens, domestics, bedding, accessories, window coverings were all very, very good. Home decor was something I was slightly disappointed with early on in the first quarter. I think, if you go into our stores now, you will see some — we made a major Burnes of Boston brand name closeout that actually breaks next week, but I think it’s in the stores right now. The shift in that home decor area on a comp-store basis has about 15 to 20 points in the last two weeks since we got the closeout. The only business that I’m not really happy with right now and I don’t think the merchants are happy with would be the basic tabletop area and cookware area, where we are a little challenged and that business is softer for us when it comes to the home parts of the business. But the other parts of the business are decent single-digit, mid single-digit comp-store increases other than in domestics, the high single digit comp-store increases. Their business is even more active. I think you’ll see more bedding and more bath promotion and inventory investment from us. We think we have a huge upside in linens and domestics.

  Jeff Stein — Keybanc Capital Markets — Analyst
  I got it. The weakness you’re seeing in tabletop and cookware, is that a function of lack of availability in merchandise or the customer is just not buying it?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  I think we have to challenge ourselves, Jeff. I believe very strongly that when we’re having a problem outside of a seasonal area, when it’s raining in California and I can’t sell seasonal goods, that we have to challenge ourselves. I think we believe that we have to take a good, hard look at our inventory investment right now. It’s not from lack of closeouts; it’s what we’ve bought in the content.

  Jeff Stein — Keybanc Capital Markets — Analyst
  I got it. Okay, thank you.

  Tim Johnson — Big Lots, Inc. — VP Strategic Planning & Investor Relations
  Marie, we have about two or three more minutes to take Q&A and then we need to move on to our annual shareholders meeting.

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Final Transcript

Operator
  Okay, the last question comes from the line of Ron Bookbinder, Sterne, Agee.

  Ron Bookbinder — Stearne, Agee & Leach — Analyst
  Good morning and congratulations on some strong cost control. Back in the fall, you talked about repositioning the real estate and that a good real estate location can improve the merchandising. When looking at the new store performance, are they performing better? How do the metrics compare to how new stores had performed in the past?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  The only problem we have with answering that, Ron, is that since we’ve just opened up most of those new stores within the last 30 days, I can’t give you the actual true-cost metrics of what’s going on there. I would tell you we’re not disappointed with the performance in the stores that we’ve opened so far this year, but it’s literally a handful. We just opened one in Kent, Washington yesterday, and soft-opened it over the weekend. It was great, and it’s got the new — we’re playing with and I think we’ve mentioned that we have some ideas about a next-generation prototype and we opened that store with the next generation prototype. We have a store here in Columbus, Ohio that we’ve been playing with for about 60 days that we like the flow, we like the way the customer is feeling about it. It’s making or exceeding plan and we intend to play with about a dozen more stores across the country by the time we get into back-to-school to see if those are metrics that help us operationally operate the store more efficiently from a cost savings and make it more customer friendly for our customers to shop the stores at the same time. But it’s just too early for me to give you a good number.

  Ron Bookbinder — Stearne, Agee & Leach — Analyst
  Okay. On the commentary at the beginning of the call, you talked about gross margin improvement in the back half of the year and that you’re going to try and differentiate the merchandise. Given that holiday merchandise in the past has become very generic and so it has become very price-competitive, how do you differentiate that to drive the margins in the back half?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  We will be more than happy to show you that when we go through our stores at Christmas time.

  Ron Bookbinder — Stearne, Agee & Leach — Analyst
  (LAUGHTER). That’s a long wait.

  Steve Fishman — Big Lots, Inc. — Chairman & CEO
  It will be. We are prepared but there’s no benefit for me to let the market know of our plans for Christmas. But trust me when I tell you that we will differentiate ourselves in the Christmas seasonal business this fall.

  Ron Bookbinder — Stearne, Agee & Leach — Analyst
  Well, in the past, BIG LOTS had drifted away from I guess what they call more fashion or decorative, seasonal items, because of the margin risk. Are you looking to go back to some more higher-margin items?

  Steve Fishman — Big Lots, Inc. — Chairman & CEO

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Final Transcript
  I wouldn’t pick on it that way and I wouldn’t look at it that way. I would say that we’re not afraid of decorative items in the seasonal businesses or the home decor business or any business, if there is great value there for us. I think what we probably didn’t do is offer the best kind of value to our customer that we possibly could, and we didn’t differentiate it enough from everyone else. So I think the seasonal strategy has got to clearly give our customers a reason to want to shop us and have great value. That’s what I think you are going to see. Whether it’s in what you consider to be the basic parts of the business,those types of things, or if it’s in the decorative parts of the business. We’re not afraid of any of it; we just need to make sure it’s great value.

  Ron Bookbinder — Stearne, Agee & Leach — Analyst
  Okay, great. Thank you.

  Tim Johnson — Big Lots, Inc. — VP Strategic Planning & Investor Relations
  Thanks, Ron. Thank you, everyone, for joining us today. We look forward to talking to you in about a quarter. Have a good day.

Operator
  Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin number 4783. (Operator repeats numbers).
Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.

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